Exhibit 99.1

Operator:  Good morning, ladies and gentlemen, and thank you for standing by.  Welcome to the Sunstone Hotel Investors Fourth Quarter 2017 Earnings Conference Call.  At this time, all participants are in a listen only mode.  Later, we will conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, Tuesday, February 13, 2018, at 9:00 a.m. Pacific Time. I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes:  Thank you, Stephanie, and good morning, everyone.  By now you should have all received a copy of our fourth quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO and hotel-adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer.  After our remarks, we will be available to answer your questions.  With that, I would like to turn the call over to John.  Please go ahead.

John Arabia:  Thank you, Aaron.  Good morning, everyone, and thank you for joining us this morning.  I'd like to start off our call today providing some context around, and our approach to, our 2018 guidance.  I'll then review our fourth quarter and full year operating results, and finally, I will share a few thoughts regarding our current investment environment and an overview of a few exciting internal investments in the works for 2018.  Afterwards, Bryan will recap our balance sheet and provide the specifics of our initial 2018 guidance.

Sunstone Hotel Investors, Inc. - Fourth Quarter 2017 Conference Call

As we are leading off earnings for the group, I'm sure many of you are eager to know whether we are seeing signs of acceleration in the industry fundamentals.  During the fourth quarter, our portfolio materially exceeded our previous expectations for occupancy, RevPAR, total hotel revenues and overall hotel profitability, and we witnessed pockets of strength in several areas of our business, and in particular, transient demand.  While we are encouraged by this stronger-than-expected performance this past quarter, it is too soon to tell whether these recent positive factors will ultimately result in a reacceleration of industry fundamentals and profitability, and too early to estimate the magnitude of such reacceleration should it occur.

It is important to keep in mind that our 2018 guidance is the product of a budget process that largely occurred in September, October, and November of 2017, and reflects the time and operating environment in which they were created.  Said differently, the forecasts that underlie our initial 2018 outlook were completed late last year, based on the then-current view of economic and industry growth and do not give consideration to the recent outperformance we witnessed in the fourth quarter or any potential reacceleration of demand as a result of changes in the tax code or other economic stimulus.  This approach may prove to be conservative, but we will need to witness sustained strength in near-term earnings indicators before we have the conviction needed to increase our forecast.  I know guidance is on the top of mind of many of you, and so I wanted to address this first, before we get to the fourth quarter and full year operating results.

With that, let's start with a review of our fourth quarter operating results.  Last month, we completed the sale of the Marriott Philadelphia Conshohocken and Marriott Quincy, and as a result, all RevPAR and room statistics provided today will exclude those two hotels.  Our 2017 room statistics will also exclude Oceans Edge in Key West since it did not open until January 2017, but we will include Oceans Edge in all 2018 statistics as we go forward.  Fourth quarter comparable portfolio RevPAR growth of a 4.3% came in materially above the high end of our guidance range, driven by 2.1% increase in average daily rate and a 170 basis point increase in occupancy.  Our fourth quarter occupancy of 80.4% is the highest fourth quarter occupancy on record for our portfolio, and was driven largely by strength in transient demand.  The fourth quarter uptick in transient demand led to greater pricing pressure and we witnessed rate increases in all three demand segments, including transient, group, and contract business.  Fourth quarter RevPAR declined at our properties in Chicago, San Diego, and Baltimore yes was more than made up with strong RevPAR gains at our properties in Wailea, Long Beach, Boston, New Orleans, and Houston.  Houston continued to benefit

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from lingering post hurricane business that has now largely tapered off and is expected to be out of the market in the coming months.

Overall, 17 of our 24 hotels met or exceeded their quarterly RevPAR forecast.  Going into the fourth quarter, we had anticipated softer group demand for our portfolio, due largely to year-over-year timing of various citywide events, particularly in San Diego.  That said, we were pleasantly surprised that our portfolio witnessed an increase of 5,000 in-the-quarter-for-the-quarter group room nights compared to the prior year.  Similarly, our group attendance in the fourth quarter was stable and actualized at 83.5% of the respective room blocks, which was right in the middle of our historic fourth quarter average slip of 83% to 84%.  Our two most recently repositioned assets provided a strong tailwind through the first three quarters of the year, and they once again exceeded our already high expectations in the fourth quarter.

Boston Park Plaza generated RevPAR growth of 11.4%, and hotel continues to attract a higher quality mix of group business, which contributed to an 18% increase in food and beverage revenue during the quarter.  Turning to profitability, Boston Park Plaza posted a 300 basis point improvement in margins for the quarter and an annual margin expansion of 450 basis points.  We expect at least one more year of outperformance at the Boston Park Plaza in 2018, as the hotel has strong group bookings for the year and has done a very nice job attracting higher end groups.

Now, turning to Hawaii.  Quarterly results at the Wailea Beach Resort also continued to exceed expectations.  During the quarter, the hotel generated RevPAR growth of nearly 43%, and expanded margins by nearly 1,200 basis points, as the hotel lapped the final quarter of renovation work.  We continue to be pleased with how well the hotel is performing, especially how it continues to gain share and close the rate gap on nearby Wailea properties.  The hotel finished 2017 with an average daily rate of $366, which was roughly $230 below the high end Wailea set.  The room rate discount was nearly $280 in 2014 before we began the renovation, so while we've made incredible progress, we still believe the hotel has more room to run.  In addition, guest feedback has been fantastic, and the Wailea Beach resort is now ranked number four of seven hotels in the Wailea Market by TripAdvisor.  This hotel finished dead last in the rankings prior to the renovation work and is now rated above the Grand Wailea and other luxury hotels, all of which garner room rates higher than ours.  While the hotel has gotten off to a great start in only its first year post renovation, we believe the renovated product and improved guest experience will drive incremental gains in 2018 and beyond.

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In addition to solid portfolio RevPAR growth, food and beverage and other revenues were a source of strength in the quarter.  Our portfolio generated a nearly 5% increase in food and beverage sales in the quarter, with a healthy 9% increase in banquet and audio visual contribution per group room relative to the prior year.

Similarly, we continue to see favorable trends in the enforcement and collection of cancellation and attrition fees across the portfolio.  As I mentioned on previous calls, the increase in cancellation revenue is generally not the result of changing travel patterns, but the result of our operating partners being more diligent in enforcing penalties.  We continue to work with our operating partners to negotiate and collect these fees, as they protect our hotels and shareholders from lost revenues.

As a result of these factors, our comparable portfolio revenues increased 4.6% in the fourth quarter and comparable property-level EBITDA margins expanded by 90 basis points, generating comparable same-property EBITDA growth of 7.6%.  These figures exceeded our expectations by a notable margin and as a result, we exceeded EBITDA and adjusted FFO per diluted share.  These were well ahead of our expectations.  For the full year, comparable portfolio RevPAR increased by 3.6%, resulting in a 6.5% increase in comparable property-level EBITDA.  Overall, we were pleased with the performance of our portfolio in 2017.

So now, let's talk a bit about our expectations for 2018.  Overall, we expect RevPAR growth for our portfolio to be modestly positive in 2018, as there are counterbalancing factors within the portfolio.  We expect Boston Park Plaza and Wailea to continue to produce outsized growth, yet we anticipate roughly 80 basis points of RevPAR disruption due to a handful of capital projects scheduled for 2018.  At the end of December, our 2018 group pace for the entire portfolio was up nearly 3%.  Currently we have approximately 75% of our forecasted 2018 group room nights on the books.  This figure is in line with where we stood this time last year, and is 200 basis points better than our historic average at this time.

Overall, we would expect our hotels in San Francisco, Washington D.C., Baltimore and our hotels under renovation to underperform this portfolio average, while our hotels in Orlando, Wailea, San Diego and Boston are expected to provide outside growth.  In January of 2018, our portfolio RevPAR was down 2.8%, however, excluding the two hotels currently under renovation in Boston and LAX, and excluding the D.C. Renaissance, which benefited greatly from the presidential inauguration, RevPAR increased 2.4%, which was 60 basis points higher than hotel delivered budgets for these hotels.  So far, we're off to a good start in 2018.

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Now, I'll shift gears and talk a little bit about the current investment environment and our capital allocation strategy.  As we look to further concentrate our portfolio into long-term relevant real estate, we will continue to recycle capital by gradually selling the remaining few hotels that don't fit that profile, and acquire, when it makes sense, long-term relevant real estate.  You should expect to continue to see transactions similar to the recent sales of the suburban Marriotts in Philly and Quincy.  Including our most recent dispositions, we have sold approximately $900 million of assets over the past 28 months, at an average trailing EBITDA multiple of over 17x.  We believe this pricing is attractive, given most of the hotels were fairly pedestrian suburban hotels or hotels subject to ground leases.  Over that same time period, we've used a portion of those proceeds to acquire $175 million of long-term relevant real estate.  Given our significant cash balance and access to multiple forms of reasonably priced capital, we continue to underwrite potential acquisitions of high-quality real estate, particularly those in which we can add value through asset management or capital investment.  That said, the transaction market remains competitive and there can be no assurance these endeavors will result in external growth.

In addition to the external growth opportunities, we have several exciting internal investment opportunities that we expect will contribute to growth in the portfolio in 2019 and beyond.  While these capital projects will result in some short-term displacement in 2018, most of which will occur in the first half of the year we believe strongly in the long-term benefits of these investments.

Let me provide some additional colors on a few of these projects.  First, at the Renaissance Orlando, which you all know is a very successful group hotel.  We are building approximately 47,000 square feet of brand-new meeting space, including a 16,000 square-foot ballroom on vacant land that we own adjacent to the existing meeting space.  This will bring our total usable event space to approximately 200,000 square feet, or an impressive 256 square feet per guest room.  Construction began during the fourth quarter of 2017 and is expected to finish in January of 2019.

This new state-of-the-art meeting space will allow the hotel to increase the number of group rooms sold by approximately 20,000 room nights annually, by layering groups and reducing meeting space downtime.  Increased group business is expected to result in higher room rates and incremental food and beverage revenue.  Total cost of the meeting space is expected to be $22 million to $24 million, with a portion already invested in 2017.  While we expect displacement to be minimal, especially for a project this size, we do estimate that there'll be roughly $1 million to $2 million of displacement in 2018, primarily in the third and fourth quarters, when the new space is connected to the

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existing main building.  We expect this investment to generate a 13% to 15% unlevered return on our investment, including the renovation disruption.

Second, at Boston Park Plaza, we are converting a portion of our vacant retail space, the old McCormick's & Schmick's space, into an 8,000 square-feet of new meeting space with abundant natural light.  The new meeting space will allow the hotel to increase the number of groups sold by approximately 10,000 room nights annually.  We have already booked 8,500 rooms for the second half of 2018 for this space.  Construction of the new meeting space began during the fourth quarter of 2017 and is expected to be completed early in the second quarter of 2018.  The total cost for the new meeting space is expected to be $3 million to $4 million.  Because the new meeting space is being constructed in vacant retail space, we do not expect any notable displacement related to the construction.

Third, at the Marriott Boston Long Wharf we are renovating all 412 guestrooms and suites to include a more upscale room product and a significantly upgrade to the bathrooms.  The bathroom upgrade includes enlarging the existing bathroom and converting a majority of the tubs to showers.  Keep in mind that this hotel ran a $318 room rate in 2017 and competes with hotels like the Boston Harbor Hotel and The Langham.  By upgrading the rooms product, we believe we will be able to move the rate at this hotel closer to that of its high end competitive set.  The renovation, including an addition of an M Club on the first level and the recapturing three guestrooms, is estimated to cost between $31 million and $34 million, and is expected to be completed during the second quarter.  Even with a large portion of the renovation happening during the seasonally slow first quarter, we expect $4 million to $5 million of revenue displacement during the first half of 2018, due to the very high occupancy levels of this hotel.  The good news is that a portion of this displacement is already behind us.

And finally, the JW in New Orleans.  This is another hotel that has performed very well for us, particularly in light of the fact that the rooms product needs to be updated.  Similar to the Marriott Long Wharf, the JW New Orleans is a hotel that benefits from a phenomenal location on Canal Street, and has the ability to capture incremental rate with a sophisticated rooms product. Beginning in the second quarter, after Mardi Gras, we will be renovating all 501 guestrooms and suites, which includes a complete renovation of the rooms and a significant upgrade to the bathrooms.  The bathroom, just like in Boston, includes enlarging the existing bathroom and converting the majority of the tubs to showers.  We expect to invest a total of $26 million to $28 million into this project, and to complete the work in the

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fourth quarter of this year.  We anticipate $2 million to $3 million of revenue displacement in 2018 as this work is completed.

In addition to these four projects that we've highlighted, we have a couple of standard renovations occurring, including renovating all the guestrooms at the LAX Renaissance and the clubrooms and suites at the Hyatt, Embarcadero.  Once completed, all of these internal investments are expected to provide growth beginning in late 2018 and into 2019, as the hotels continue to ramp-up, and as the new meeting space in Orlando and Boston come online.

In summary, our portfolio delivered outsized earnings growth in the fourth quarter 2017, aided by the contributions of the repositioned hotels and generally stronger-than-anticipated transient demand.  In addition to the continued benefits at our two recently repositioned hotels, we also expect to benefit from the earnings contribution of Oceans Edge as the hotel ramps up and stabilizes.

Furthermore, our low-levered balance sheet and material investment capacity position us well to increase earnings through selective investments and capital recycle.

With that, I'll turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia: Thank you, John, and good morning, everyone.  During the fourth quarter, we took advantage of the attractive debt markets and refinanced the existing mortgage loan secured by the Hilton San Diego Bayfront, with a new $220 million secured loan, which bears an interest rate of LIBOR plus 105 basis points, and has a final maturity, after extensions, of December 2023.  The refinancing reduced our consolidated annual cash interest expense by $2.6 million, and together with the refinancing activity we completed earlier in the year, lowers our annual cash borrowing cost by $4.6 million on a run-rate basis.

We now have approximately $1.2 billion of consolidated debt and preferred securities outstanding, and our current in-place debt has a weighted average term to maturity of 5.4 years and a weighted average interest rate of 4.1%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We have 20 unencumbered hotels that collectively generated approximately $242 million of EBITDA during 2017, and nearly 68% of our EBITDA is now unencumbered.

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In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before November 2020.  We ended the fourth quarter with nearly $488 million of unrestricted cash on hand, after taking into account our catch-up dividend and the proceeds received from the sale of the Marriott Philadelphia and the Marriott Quincy in Q1, our adjusted year-end unrestricted cash balance was approximately $490 million.

Now, turning to first quarter and full year 2018 guidance.  A full reconciliation can be found on Page 25 of our supplemental as well as in our earnings release.  As John mentioned, our first quarter and full year 2018 guidance are being negatively impacted by short-term disruption at several of our hotels under renovation or expansion.  We anticipate that a good portion of this disruption will occur during the first half of 2018, and we expect to start to see growth from those hotels beginning in the back half of 2018 and into 2019.

For the first quarter, we expect total portfolio RevPAR to decrease between 2.5% and 0.5%, which includes approximately 150 to 160 basis points of renovation-related disruption and 100 basis points of additional headwind, resulting from the inauguration comp at the Renaissance, Washington D.C.  We expect first quarter adjusted EBITDA to be between $57 million and $60 million, and adjusted FFO per diluted share to be between $0.18 and $0.20.  For the full year, we expect our total portfolio RevPAR to grow between a decline of 0.5% and growth of 2.5%.  Our full year 2018 adjusted EBITDA guidance ranges from $303 million to $327 million, and our full year FFO per diluted share ranges from $1.05 to $1.15.  This guidance reflects all 25 of our hotels, but does not include either the anticipated gain from the sale or the results of operations for our stub-ownership period for our announced Q1 asset sales.  Our outlook for 2018 anticipates displacement from the renovation projects that are expected to negatively impact full year RevPAR by 80 basis points and full year adjusted EBITDA by approximately $6 million to $8 million.  Finally, as John referenced earlier, our initial 2018 guidance is based on a budget process that was completed in the fourth quarter of last year, and does not assume any meaningful acceleration in business travel resulting from the recent tax cuts or other stimulus programs.

Now, turning to our dividends.  Our Board of Directors has declared a $0.05 per common share dividend for the first quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2018, to the extent that the regular quarterly common dividend for 2018 does not satisfy our annual distribution requirements, we would expect to pay a catch-up dividend in early 2019 that

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would be generally equal to our remaining taxable income.  In addition to the common dividends, our board has also approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I'd like to now open the call to questions.  Stephanie, please go ahead.

Operator:  Thank you.  If you would like to ask a question, please signal by pressing star one on your telephone keypad.  If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star one to ask a question.  We'll pause for just a moment to allow everyone an opportunity to signal for questions.

And we'll take our first question from Smedes Rose with Citi.  Please go ahead.

Abhishek Kastiya:  Hi, this is Abhishek on for Smedes.  So adjusting for the impact of renovation, it seems like your guidance would suggest a 1.8% improvement and RevPAR would yield about 35 basis points of margin contraction.  So, I mean, does that sound about right from our math?

Bryan Giglia: Looking at the full year guidance, your RevPAR assumption, excluding the disruption, looks correct.  On the margin front, with full year margin guidance declining 50 to 100 basis points,  excluding the renovation impact, which is approximately 40 basis points, we're looking at margins of, call it, somewhere of down a fraction to down to call it, 40 or so basis points, 50 basis points.

John Arabia: I just want to make sure and clarify it.  Did you say would be, the midpoint of our guidance RevPAR would be up 1% backing in -- backing up the 80 basis points of disruption?

Abhishek Kastiya: Yes, up about 1.8%.

John Arabia:  Yes, 1.8%.  That's right.  Correct.

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Abhishek Kastiya:  Yes, okay.  And then just in terms of expense management.  What are some puts and takes that we should think about for 2018?

John Arabia:  Yes, for 2018, I think there are a couple of areas to focus on from the operating front.  One, as is typical for where we are in the cycle, we're seeing wage pressures continue.  Those wage pressures are occurring in markets, for example, that have increased supply growth.  But I think it's also just -- historically, we've seen this thing, given where we are in the cycle.  Two, I would say that we continue to see cost pressure in property taxes.

And the third part, and no surprise, is we do anticipate to see some increase in property insurance, just given what has occurred in -- with a number of catastrophic events over the past year around the globe.  So those would be the three I would point you to.  You didn't ask the question, but I'm sure it will come up.  We believe that this year, 2018, for us to keep margins flat, we're probably looking at total revenue growth somewhere in the 2.6% to 2.8% range to keep margins flat.

Operator:  We'll move on to our next question from Lukas Hartwich with Green Street Advisors.

Lukas Hartwich:  Can you talk a bit about the corporate transient guest?  What trends are you seeing there?

John Arabia: I can just share with you a little bit about what we saw in the fourth quarter.  No real significant change from what we saw previously.  But in the fourth quarter, we knew going in that there was a little bit of weakness, just because of how the calendar laid out, in group demand going into the fourth quarter.  What we were pleasantly surprised by was transient filled fairly well in the fourth quarter.  So that was, I think, a meaningful part of why we outperformed in the fourth quarter.

Lukas Hartwich:  That's helpful.  And then in terms of value-add opportunities, are there other projects in the portfolio like the ones you're undertaking this year?

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John Arabia:  Not that we have identified yet.  We continually look for those projects.  Keep in mind that with Long Wharf and with New Orleans, those were projects where it's time to renovate the rooms.  But we, our team, our asset management team, Marc Hoffman and our design and construction team spent a lot of time working with our investment groups, analyzing the specific markets and really trying to determine exactly how we should position those hotels.  Those two hotels are not commodity hotels.  Those two hotels, we believe, given their locations, can really garner with the right product, a much higher RevPAR penetration index.  And so, with those two renovations, well, we've decided not just to replace like-for-like but to take them further upscale and to do the incremental work, such as expanding the bathrooms, adding in showers.  And we think we're going to be paid out for it.

We're really excited about the Orlando ballroom expansion.  That's one where we have land next to the hotel.  We are very comfortable with our turn away statistics, working with our operating partners at Marriott and the really outstanding property team there.  We feel very comfortable with what they should do to compress the building.  And keep in mind that, that is a market that the group rates are substantially higher than the transient leisure rates.  And in addition to that, they bring with them significantly higher food and beverage and audio visual spend.  So again, we're trying to find the right strategies for each individual hotel and we're actually really excited about these, particularly these three investments, not trying to forget about what we're doing in Boston.

Operator:  We'll now take our next question from Anthony Powell with Barclays.

Anthony Powell: Focusing on the group pace increase of 3% for 2018, how did that number change relative to when you last reported?

John Arabia: It's down just a little bit.  I think Bryan or Marc might have that number.  Marc?

Marc Hoffman:  Yes, it's down a couple points since we last reported.

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Anthony Powell:  What drove that change, you think?

Marc Hoffman:  Well, we saw some softening compared to last quarter, we were down exactly 1.8%.  We softened in a few other markets, particularly Baltimore and a little bit more in Chicago.

Anthony Powell:  Got it.  Okay.  And going back to the CAPEX question, the overall level of CAPEX is a bit higher than we expected.  Should we generally expect this level of CAPEX going forward, or is this kind of a onetime kind of spend, given kind of the value-add options you identified at the portfolio -- at the properties rather?

John Arabia:  Yes, Anthony, I think it's going to ebb and flow, as evidenced by -- once we find projects, for example, the project in Orlando, that's $20-some million.  By the way, the returns on that, that we feel comfortable with, also knowing that -- knowing the hotel as well as we do, knowing the business there, to be targeting low- to mid-teens on levered IRRs for an asset that is probably valued somewhere in the seven, eight range on cap rate, those are good projects.  And when we can find those projects and vet them the way we have, I feel great about those projects.  And so that could result in lumpy capital.  We obviously have the liquidity, that isn't an issue at all.  So I think it's going to ebb and flow.  Then we're obviously going to have renovations from time to time, as things like our LAX Renaissance, which I would say is really more down the middle.  This year, the capital is a little bit higher because of some of those larger sized projects.

Anthony Powell:  Got it.  And maybe just one more on the asset sales.  You're obviously focusing on your, kind of, long-term relative real estate, but how many sales become too dilutive in terms of reducing EBITDA or kind of reducing the size of the portfolio?  And where do you want the portfolio to go in terms of just total number of hotels owned?

John Arabia: I don't think it's the number of hotels.  I think we're going to strive to own a portfolio that we believe is on strategy.  And if that means culling finally the bottom end of our portfolio over time when it makes sense, when we

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can act upon it, we will continue.  Keep in mind though, Anthony, that we're talking about the bottom end of our portfolio.  It represents a few, a handful of hotels, but at the end of the day, it really doesn't represent a lot of EBITDA or value.  And so when you take a look at really where most of the value in our portfolio is, you know Wailea, that's easily worth $1 million a key, Hyatt, Embarcadero, Boston Park Plaza, Marriott Long Wharf, those are chunky assets where the asset value is significantly in excess of the bottom end of our portfolio.  So we have been very direct with our shareholders, that if it means sitting on outsized amounts of investable cash and being patient to reinvest that, then that's fine with us.  Keep in mind that incremental cash just represents earnings growth in the future.  It will eventually come.

Operator:  Our next question is from Bill Crow with Raymond James.

Bill Crow: John, just staying with that theme, I mean you do have $500 million of cash, you've got arguably an underleveraged balance sheet and we continue to hear from everybody at ALIS that there was nothing out there to buy, except for maybe some big portfolios.  So we saw the GIC transaction, Hyatt has some assets on the market, but that's a bit of a chunky deal as you might say, Anbang might be shopping.  Talk about your appetite, I guess, to go out there and do a big deal?  And how big is too big for you?

John Arabia:  Look, the investment team, the asset management team have been very active over the past year in underwriting deals, small and large.  I will tell you, Bill, that where we tend to gravitate to, it just seems to be larger transactions.  And ones that we can go for value-add in those transactions.  I really cannot comment on anything transpiring now or in the market now.  I don't agree that there's not a lot of product out there, but I do agree that some of those opportunities are chunky, which I think at this point warrants having higher cash levels than normal.  So hopefully that helps.

Bill Crow:  That's helpful.  John, is it fair to assume that some of the bathroom work in Boston and New Orleans is prompted by Marriott's decision or implementation of the new brand standard on showers versus tubs?  And if that's

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the case, how does 2019 shape up from a renovation perspective?  Do you have more catch-up work or more work that's going to be stimulated by brand standards?

John Arabia: Yes, obviously, Marriott has a new brand standard in terms of adding showers to a lot of the Marriott product.  I will tell you in these two cases, while that was a consideration, we would have done this in any event.  And what we are doing in addition to just that brand standard, and obviously, we work closely with our partners over at Marriott, is we are taking both of these products further upscale, and we are actually expanding, materially expanding, the bathroom to allow for more of a luxurious experience within the room.  I would encourage any of you, and we can arrange this, to take a look, for example, at a model room that we have in Boston and compare it to the existing room.  And I think all would agree that this goes well beyond brand standards and we're trying to drive the positioning of this hotel.  Bill, I think this is a really important conversation as it relates to our strategy.  I believe firmly, this team believes firmly, that we can be paid on taking these assets upscale given the quality of the assets, and most importantly, their great locations.  I think, as evidenced by our sales of what I would deem to be more pedestrian assets, that level of investment, I don't know is warranted.

Bill Crow:  Yes.  That's helpful, John.  If I could just ask one more question here.  Hilton Times Square, how painful is it to own a hotel in New York today and how much of a challenge is that on trying to maintain your margins in this environment?

John Arabia:  Great question, Bill.  Look, it is widely known some of the challenges in New York.  It is a market that, while we've seen significant supply growth and supply growth that a lot of it has been more select service, it's also a market where it's probably one of the fastest demand growing markets within the country.  We would all recognize that that is a market that continues to absorb supply, and a market in which, unfortunately, food and beverage operations are challenged.  And we continue to try and work through some of those issues, but the environment is what it is.  The good news is, is we've actually recently seen a bit of an uptick in New York.  There hasn't been incredible growth, but New York has actually surprised us to the upside here recently, and we're hopeful that, that continues.

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Operator: We'll take our next question from Jeff Donnelly with Wells Fargo.

Jeffrey Donnelly: John, I'm just curious, where do you see the opportunity to surpass your guidance expectation as you think about 2018?  Is that on top line, because of RevPAR, or do you think it is more bottom line, I mean, if this comes to pass because maybe you are more conservative on taxes, wages and insurance?

John Arabia: I think it will largely be top line.  If we continue to see some of the trends that we saw in the fourth quarter.  As I mentioned in the remarks, January looked just fine, once you adjust for some of the renovation and inauguration.  If those trends continue, I think we would see greater top line growth.  Marc and the asset management team have these hotels, I think, working efficiently.  So I think it would generally be top line growth.  And then, I can let Bryan if he wants to follow-up on property insurance.  That's a little bit of a wildcard right now.

Bryan Giglia: Morning, Jeff.  Looking at the fixed cost, the two larger ones are the ones where we are taking what we think is an appropriate view on when it comes to budgeting this year.  On property insurance, we have a June renewal and so we are expecting some pretty meaningful increases there.  We think at this point in time, and some of the first companies are just going through their renewal process, , so we think that, that's appropriate.  But we are definitely expecting increases across-the-board for both the standard, the typical properties, and then also those in Tier-1 wind, and California Quake areas.  And then there are the other expenses, that in certain markets, where the property tax jurisdictions have been aggressive over the last few years and so we don't see any reason to expect less this year.  But those will, depending on the market, we will cycle throughout the year and we'll get the updated valuations and tax rates throughout the year but we are taking what we think is an appropriate, but also meaningful, increase in certain markets.

Jeffrey Donnelly: That's helpful.  I actually had maybe what is probably a nitpicky question on budgeting.  Just thinking about how you compile your budgets and guidance for 2018.  I'm curious, as you begin that process, I'm guessing, in Q3 and Q4, do you work towards a certain growth level for 2018 and then when Q4 came in stronger than

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you guys expected, you just applied that to the higher starting point to formulate what is, ultimately, your final view?  Or are your 2018 budgets effectively calculated irrespective of how 2017 finished?

John Arabia: What the asset management teams do working with the property management teams is they'll basically lock in the growth rates.  And then the fourth quarter comes in, then we will apply those growth rates to the full year actual results.  So as fourth quarter of 2017 came in stronger, we kept the same growth rates going forward.

Jeffrey Donnelly: And just a last question.  At Park Plaza, you talked about converting that street level of retail space over to a meeting space.  I think at one point you guys were looking at replacing it.  I'm just curious what, I guess, what you learned from the marketplace in terms of retail demand in that location?  I'm just trying to think about how you guys weigh the cost/ benefit of incurring more cost on converting it to meeting space, and obviously you're selling more rooms versus maybe just white boxing it and kind of sticking with retail rents?

John Arabia:  Yes, we looked at both.  And I think we had decent optionality on both.  We decided after enormous amount of internal debate and working with our operating partner there, that to really add and to protect the hotel longer term, that effectively shrinking this hotel, so to speak, by grouping it up a bit and giving it just more optionality.  I think it protects our longer-term business.  We have great retail there now, as you know, Jeff, and with the new Starbucks opening up and the Leica Camera and just the street presence is great.  We decided to go in a slightly different direction, and we thought it made a lot of sense to add that meeting space.

Jeffrey Donnelly: Okay.  Actually one more, if I may is, just there's a lot of enthusiasm in the market that San Francisco can potentially see double-digit RevPAR growth in 2019 or beyond.  Do you feel that the San Francisco market could deliver mid-to high single digit RevPAR growth in peak months of 2018?  Or is your instinct that, that might be too strong of a pace?

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John Arabia: Perhaps for individual assets.  But I think the market, in general, despite the fact that citywides are up 15% off of a fairly soft year, that seems like a stretch to us, Jeff.  Boy, if it comes to fruition, that would be great, but that's not what we're seeing yet.  Our expectation for San Francisco, our asset is probably flattish, maybe down 1 point, maybe up 1 point.  Somewhere in there.

Operator: Our next question comes from Shaun Kelley with Bank of America.

Shaun Kelley:  You've covered, I think, most of the ground here, John, but just sort of, I thought you gave really good color at the beginning on how you go through your budgeting process and sort of what you're looking forward to become a little bit more confident relative to the guidance provided.  Could you just give us a sense a little bit on timing?  Maybe specifically, do you want to see some of the bigger travel-type months where you might see some of the corporate demand out in March, April before you think it's probably the right time to kind of maybe call a bigger trend or a bigger turn?  Or just kind of how are you thinking about what do you need to see to maybe put the operating environment more into numbers in your outlook?

John Arabia:  Yes, Shaun, I think that likely makes sense.  We obviously will catch up with investors several times over the year and have plenty of opportunities to adjust our guidance.  I think it’s not only timing, but what we want to see is if it’s broad-based and whether or not it's just one segment of demand.  But whether it's midweek corporate or what are we seeing in a group lead funnel, or what are we seeing in the group slip, is it continuing to stay strong or what are we seeing in group food and beverage and audiovisual spend.  So far, there are several of those things that are pointing in the right direction.  We want to see more of them before we can try and say, yes, we are seeing acceleration.  And then, the second part, which would be trying to quantify that reacceleration.  So premature right now, hopefully it occurs.

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Shaun Kelley:  And maybe just a clarification on, in terms of what you did see in, whether it was in Q4, you called out transient, but specifically, was that corporate and was it midweek corporate?  Or how would you characterize what you actually saw in Q4 that gave you a little bit more confidence or did allow for the beat that you actually delivered?

Marc Hoffman: Yes, This is Marc Hoffman.  In Q4, as John alluded to in the opening remarks, we were able to backfill the declining group by significant room nights.  Room nights in Q4 increased 4.9%.  Much of that was as we drove the 80% occupancy in the lower-rated segments, some in discounts, midweek corporate was good, premium held its own and we opened up more business transient channels and we opened up advanced purchase.  And so we also did a good job of filling shoulders.  So given that it was Q4, and given the availability in group, we were very pleased with how we were able to fill the holes.

Shaun Kelley:  Understood.  And maybe, Marc, just to then dig a little deeper.  I guess, if things hadn't filled well, would you just have had to go more into discount channels?  Is that sort of how that would have worked, if you kind of weren't getting what you'd characterize as kind of the better parts of the demand funnel?

Marc Hoffman: Yes.  I mean, I think you can always look back and make those assumptions if that had happened.  But again, I'd remind you that not only did we grow rooms 4.9%, we grew the transient average rate 1.5% and so that's a sign that even in a quarter where we are filling rooms, we are still able to move the rates somewhat.

John Arabia:  Yes, Shaun I would contrast it to what we saw in the trend, if you go back to maybe second, third quarter of 2016, where if all of a sudden group wasn't showing up as strong remember, that's when we started talking about group slip in our portfolio.  Then you see markets backtracking and adding a lot of discount and discounting last minute.  And what we saw in the fourth quarter, knowing we were going into the quarter with a couple of just weaker markets for group, was there was actual strength in that transient demand that, as Marc just said, it filled those periods particularly on shoulders and there wasn't a reliance on significant discounting.  And that to us, fourth quarter isn't a bad quarter, but it's not the strongest seasonal quarter so that to us was a fairly decent sign.

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Shaun Kelley:  God it.  Thank you very much for all the color, guys.

Operator:  Rich Hightower with Evercore ISI.

Richard Hightower: We've covered quite a lot of ground already, but I just want to get a sense from you since you're the first company to report, everybody is sort of looking for some color on topics like this, but in terms of the biggest possible variability in the portfolio in 2018, in other words, the range of possible outcomes across markets or across hotels, can you give us a sense of what that might be or where those pockets might be?

John Arabia: Yes, really interesting question, Rich.  Just a couple off the top of my head, which is probably a little bit dangerous.  I would say Houston, although the EBITDA that we have coming out of Houston these days is de minimis, but that's one where I think that, given the change in the hurricane and how long that lasted and comps and supply, that's one where I think that we don't have the sharpest pencil when it comes to exactly forecasting that.  The Chicago one is, I think, also one where we've debated a fair amount, because citywides are actually very strong in Chicago, but with the new addition of supply around the convention center, I think there is a question mark of how that market will perform.  And then finally, our recently acquired asset in Key West at Oceans Edge, we didn't quite foresee a Category 4 hurricane coming right over our doorsteps four weeks after we acquired it, and that's a market that's obviously taking a little bit of time to recover.  We are very confident that it will recover, but as we've seen in other markets, it's just hard to predict how that recovery will unfold, particularly with all the changes that have gone on in South Florida, the Caribbean, Puerto Rico, people's discretionary spending, views towards Key West in the short term.  We're confident long term, but I think it's going to be a little bit bumpier than we all thought heading into that transaction.  So I think we've appropriately hedged our forecast for Key West but we'll see.

Richard Hightower: Okay.  That's helpful, John.  And then one quick follow-up on the CAPEX question.  Just to clarify, in terms of your thinking, in terms of highest and best use of capital right now, if the acquisition environment were more favorable to Sunstone, whether in terms of pricing or whatever element of the underwriting, would you be

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holding off on some of these more opportunistic projects that you've described for 2018?  Or given your balance sheet capacity, it really doesn't matter, there's no real trade-off there?

John Arabia: No, we would not wait on these investments.  First of all, it's time to renovate both of the hotels I really spent time talking about in Boston and New Orleans.  It's time and I think making the incremental investment is the right thing.  But then when it comes to like the ballroom expansion in Orlando, $20-some million.  Keep in mind that we're sitting on $400 million, $500 million of investable cash.  We would move forward no matter what.

Operator: Moving on to our next question from Thomas Allen from Morgan Stanley.

Thomas Allen: So in terms of, you highlighted Boston Park Plaza and Wailea should be some of the properties that are going to outperform again in 2018.  Can you give us any more numbers or any more clarity around how they're going to ramp?

Bryan Giglia: Tomas, this is Bryan.  Boston will, on the ramp side, will continue to grow on the group side growing group rate and food and beverage contribution.  We are now two years now following its renovation, so while we believe it will be a market outperformer, the level of growth will definitely taper off from what we saw last year but we still expect it to significantly exceed the market.  When we look at Wailea, while the growth of Wailea last year was substantial, this year, it is still growing its rate.  In addition the group business there continues to develop as we trade out groups that were booked prior to the renovation and start introducing new groups that are paying the appropriate pricing and the appropriate out-of-room spend that we've seen grow significantly over the last couple years.  That combined with the Wailea market, that will be one of the top markets in the U.S this year as far as growth goes due to cheaper airline fares and more capacity going into the market, we believe that Wailea will have meaningful growth this year.

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John Arabia:  John here.  Just to provide a little bit more context to that.  We're looking for the Boston Park Plaza to be mid-single digit RevPAR growth this year on a market that's probably flat to up a little bit, and Wailea will be, call it, low to mid-teens, so significant growth.

Thomas Allen:  That was going to be my next question.  And then just on the dividend, I respect the fact that you guys like to have a flexibility on it, and it's early in the year.  But just as we think about kind of your AFFO guidance less the planned CAPEX, I feel like the delta is a lot bigger this year than it was last year or in 2017.  So can you talk to the gives and takes and how you're thinking about the catch-up dividend at the end of the year at this point?

Bryan Giglia:  Sure, Thomas.  We keep it really simple.  We look for the catch-up dividend to distribute 100% of our taxable income.  So we don't really look at FFO or AFFO payout ratios.  We look at what is our required dividend.  Now that's going to be a combination of the operations from the hotel and any gain or losses we have on asset dispositions.  And so if you look at last year's combined dividend, which was the $0.58 catch-up and then three quarters at the $0.05, you had a $0.73 dividend of which $0.18 a share was gain.  So if you were to back those out you would get to $0.55 on a run-rate basis for last year.  Now we have the sale of the assets and we will figure out the actual gain when we book the closing transaction in the quarter so there will be some additional gain for this year, but if you look at that $0.55 base dividend, that's pretty close to our taxable income and use that to grow where the portfolio will go based on our guidance, will be what we're looking at as far as our distribution requirement.

Operator: We'll move on to Stephen Grambling with Goldman Sachs.

Stephen Grambling:  Can you provide any color on what industries, if any, may be leading the stronger corporate demand?  And as a related follow-up, if you look at Houston, any sense for how much of that growth can be attributed to hurricane aftermath versus the resurgence in the oil economy that can point to ongoing strength?

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John Arabia: Yes, Steven, I don't know if we have a perfect lens into exactly which parts of the industry, let's say, overall, tech has been okay.  Probably, a better question for a Marriott or a Hilton considering their deep dive into constant discussions with those groups.  What we've seen thus far is generally fairly broad-based.  We haven't noticed any industries either picking up significantly or falling off, with the exception of what we saw in Houston over the past several years.  Although, with oil having gained a little bit of strength here, it's going to be interesting to see how that plays out.

Stephen Grambling: Fair enough, and then maybe changing gears a little bit.  Looking at the transaction market, you mentioned the constant or the ongoing disposition strategy.  And you also mentioned looking at acquisitions and where you can potentially value add.  Can you just remind us of where you think in the current environment, you would be an advantaged buyer and any change that you're seeing in the demand for the types of assets that are out there?  Or both in terms of what you'd be acquiring and then also what you would potentially be looking to sell?

John Arabia: Let me take the first part of that question.  And I'll just need a little clarification on the second, or maybe turn it over to Robert.  How are we an advantaged buyer?  I think there's a couple of areas.  I think people view us as a credible buyer, one that has significant capital, one that is not a serial retrader, one that closes when we say we're going to close.  And some several other brands like working with us because they know our long-term view of these assets and how we invest in these assets.  A lot of the capital that we spend is not just guest-facing but it's back of house systems, and I think we work very well with our operating partners and embrace those relationships and work together.  And so I think that there's a lot of reasons that in some situations we make a very good transaction partner.  And I'm sorry, what was the second question you had?

Stephen Grambling: So I think it was just if there was any change in the competition for whether it's assets you are acquiring or disposing of, that could be changing multiples out there?

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John Arabia:  A couple of things off the top of my head.  There are assets out there.  Like I said, they tend to be chunky and there are no assurances at the end of the day that some of these properties will actually trade hands.  What we've seen in a few instances is potential sellers will look to either sell or refinance, depending on where they believe they can get their best execution.  With the debt markets as strong as they have been, I would say that there's a fairly good bid across a wide range of potential buyers.  We have, in contrast, seen a decline in a level of investment interest from Asian-backed capital.  But other types of buyers remain active.

Operator:  Our next question comes from Patrick Scholes with SunTrust.

Patrick Scholes: John, are you surprised at all that you haven't seen a clear acceleration in demand?  Certainly, at the ALIS conference, there was a lot of buzz around this potentially happening.  What were your thoughts there?

John Arabia: Yes.  We were pleased with what we saw in the fourth quarter.  We talked about a couple of the dynamics that we've seen thus far, that seem pretty good.  Am I surprised?  Not really, I remain hopeful.  The hotel demand has, and I think you've studied this as much as anybody, Patrick, is I think there is typically a lag time between changes to the economy and what happens to hotel demand.  I'm hopeful that's the case.

Patrick Scholes:  Okay.  And then earlier in your prepared remarks, you had talked about or alluded to not giving Houston additional credit going forward as far as hurricane-related demand.  I guess I was a bit surprised because we did see, up until the Super Bowl, I mean, Houston was a huge outperforming market.  I was just, I guess, just surprised that you see it trailing off, it sounds like pretty quickly.

John Arabia:  Well, we think what we see, and we only have two hotels there, not a huge sample set, I would say but we're seeing reductions, particularly in the FEMA business, that we think our market reconnaissance tells us that over the next couple of months that that business will continue to diminish, which probably makes sense.

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Patrick Scholes:  Okay.  And I guess last one.  How difficult do you think the 4Q is going to be as far as a comp for you?

John Arabia: Fourth quarter?  I think for the market it will be significant headwind.

Operator: Our final question is from Bryan Maher with B.  Riley FBR.

Bryan Maher:  Just really quick, when it comes to the acquisitions that you're underwriting, but kind of seemingly not closing on, how close are you in the competitiveness for that, whether it's on a cap rate basis or an EV to EBITDA multiple?  And then the second part of my question is, if you had to guess, John, for this year, I mean do you think you'll acquire one, two, three assets?  What are you seeing that you can share with us?

John Arabia: Yes, on those assets that we put bids on and that have actually gone forward.  I think that we have been anywhere off from, off the top of my head, a few percentage points to a wide margin meaning more than 10%, approaching 20%.  So some of them have just been a wild disconnect and some of them we've been close.  We will continue to work on acquisitions.  It's not for a lack of clearly financing our effort.  And I'm confident we will find our right spots.  I also think it's probably going to be lumpy, particularly, as we talked about, and I forgot who exactly asked the question, but I think some of the assets that we will endeavor to own they just happen to be chunky assets.  I don't know, the crystal ball's a little bit murky but I feel pretty comfortable we'll sell a couple of hotels potentially this year, in addition to the two we've already announced.  We'll endeavor to do so and obviously, no guarantees there.  I am hopeful that we find our spot on the acquisition front.

Bryan Maher:  And just as a quick follow-up to that, when you say things are kind of large and chunky, do you foresee the possibility of acquiring a small or midsized portfolio of some kind with the intention of immediately getting rid of one or a couple of those assets?

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John Arabia:  So far, we haven't looked at that scenario.  We have looked at portfolios but the portfolios we've looked we've been generally favorable on holding the assets within the portfolio.  It could come to be that, let's put it this way, we would not forgo a portfolio opportunity if it did mean that we might have to bring on an asset that doesn't fit strategy, if we think the rest of the portfolio makes sense.

Operator: And there are no further questions.  At this time, I'd like to turn the call back over to John Arabia for closing remarks.

John Arabia:  Thank you, everybody for the time, the interest, and your ownership of Sunstone.  We are around the rest of the day, Bryan, myself, Marc, Robert Springer, all around for incremental questions and follow-up.  Take care.

Operator: And this concludes today's call.  Thank you for your participation.  You may now disconnect.

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